SPECIAL MEETING OF SHAREHOLDER

                                       OF

                           LARGECAP BLEND ACCOUNT AND
                             LARGECAP VALUE ACCOUNT

                                     OF THE

                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.


680 8th Street, Des Moines, Iowa         April 30, 2002                3:00 p.m.


         A special meeting of the shareholder of LargeCap Blend and LargeCap Value Accounts of the Principal Variable Contracts Fund, Inc. ("Corporation") was held at 680 8th Street, Des Moines, Iowa at 3:00 p.m. on April 30, 2002.

         The meeting was called to order by Mr. R. C. Eucher, who presided as chairman of the meeting. Mr. E. H. Gillum acted as secretary of the meeting. Also present was Mr. A. S. Filean.

         The Secretary reported the only shareholder of each of the LargeCap Blend Account and LargeCap Value Account of the Corporation was Principal Life Insurance Company, that all outstanding shares were represented by proxies held by Mr. Filean and that a quorum was present.

         The Chairman directed that the proxies be appended to the minutes of this meeting.

         The Chairman stated it would be in order to consider ratification and approval of the Amended Management Agreement between the Corporation and Principal Management Corporation in the form approved by the Corporation's Board of Directors. A copy of said amendment was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the LargeCap Blend Account and LargeCap Value Account of the Corporation:

         "BE IT RESOLVED, That the Amended Management Agreement to the Principal Variable Contracts Fund, Inc. between the Corporation and Principal Management Corporation, which was approved by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it would be appropriate to consider ratification and approval of the Sub-Advisory Agreement between Principal Management Corporation and Federated Investment Management Company in the form approved by the Corporation's Board of Directors. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the LargeCap Blend Account of the Corporation:

         "BE IT RESOLVED, That the Sub-Advisory Agreement between Principal Management Corporation and Federated Investment Management Company, which was approved by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it would be appropriate to consider ratification and approval of the Sub-Advisory Agreement between Principal Management Corporation and Alliance Capital Management, L.P., a Delaware limited partnership, acting through its Bernstein Investment Research and Management Unit in the form approved by the Corporation's Board of Directors. A copy of such agreement was presented at the meeting. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the LargeCap Value Account of the Corporation:

         "BE IT RESOLVED, That the Sub-Advisory Agreement between Principal Management Corporation and Alliance Capital Management, L.P., a Delaware limited partnership, acting through its Bernstein Investment Research and Management Unit, which was approved by the Board of Directors, including a majority of the non-interested directors thereof, be, and it hereby is, ratified and approved."

         The Chairman then stated it was necessary to consider ratification and approval of Principal Management Corporation's ultimate responsibility for the oversight of the Sub-Advisor(s) which includes the ability to act pursuant to the Sub-Advisory Agreement without approval by a majority of the outstanding voting securities of the Corporation. It was further noted that this authority to act is conditioned on the Fund furnishing to shareholders of record, within 90 days of employment of a new Sub-Advisor or any other material change to a Sub-Advisory Agreement, an information statement satisfying the requirements of Regulation 14c and Schedule 14c under the Securities Exchange Act of 1934 and of
Schedule 14a under that Act. Thereupon, the following resolution was duly adopted by the vote of all the outstanding shares of Common Stock of the LargeCap Blend and LargeCap Value Accounts:

         "BE IT RESOLVED, That Principal Management Corporation has the ultimate responsibility to oversee Sub-Advisor activity and accordingly hire, terminate and replace an Account's Sub-Advisor."

         There being no further business, the meeting was adjourned.


                                   /s/E. H. Gillum
                                   ____________________________________
                                   E. H. Gillum, Secretary